EXECUTION

FIRST HORIZON ASSET SECURITIES INC.

MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2007-2

TERMS AGREEMENT
(to Underwriting Agreement,
dated May 30, 2006
among the Company, First Horizon
Home Loan Corporation
and the Underwriter)

First Horizon Asset Securities Inc.	New York, New York
4000 Horizon Way	March 26, 2007
Irving, Texas 75063

UBS Securities LLC (the “Underwriter”) agrees, subject to the terms and provisions herein and of the captioned Underwriting Agreement (the “Underwriting Agreement”), to purchase such Classes of Series 2007-2 Certificates specified in Section 2(a) hereof (the “Offered Certificates”). This letter supplements and modifies the Underwriting Agreement solely as it relates to the purchase and sale of the Offered Certificates described below. The Series 2007-2 Certificates are registered with the Securities and Exchange Commission by means of an effective Registration Statement (No. 333-137018). Capitalized terms used and not defined herein have the meanings given them in the Underwriting Agreement.

Section 1. The Mortgage Pool: The Series 2007-2 Certificates shall evidence the entire beneficial ownership interest in a mortgage pool (the “Mortgage Pool”) of conventional, fixed rate, first lien, fully amortizing one- to four-family residential mortgage loans (the “Mortgage Loans”) having the following characteristics as of March 1, 2007 (the “Cut-off Date”):

(a) Aggregate Principal Amount of the Mortgage Pool: Approximately $210,027,734 aggregate principal balance as of the Cut-off Date, subject to an upward or downward variance of up to 5%, the precise aggregate principal balance to be determined by the Company.

(b) Original Terms to Maturity: The original term to maturity of each Mortgage Loan included in the Mortgage Pool shall be between 180 and 360 months.

Section 2. The Certificates: The Offered Certificates shall be issued as follows:

(a) Classes: The Offered Certificates shall be issued with the following Class designations, interest rates and principal balances, subject in the aggregate to the variance referred to in Section 1(a) and, as to any particular Class, to an upward or downward variance of up to 5%:

						Required Ratings
Class	Class Principal Balance ($)		Pass-Through Rate		Class Purchase Price Percentage	Fitch	S&P	Moody’s
Class I-A-1	38,527,000.00		Variable	(2)	100.312500000%	AAA	AAA	N/A
Class I-A-2	38,527,000.00	(1)	Variable	(2)	100.000000000%	AAA	AAA	N/A
Class I-A-3	45,000,000.00		5.7500000000		100.312500000%	AAA	AAA	Aaa
Class I-A-4	66,323,000.00		5.7500000000		100.312500000%	AAA	AAA	N/A
Class I-A-5	11,963,000.00		5.7500000000		100.312500000%	AAA	AAA	N/A
Class I-A-6	28,257,000.00		5.7500000000		100.312500000%	AAA	AAA	Aaa
Class I-A-7	2,565,000.00		5.7500000000		100.312500000%	AAA	AAA	N/A
Class I-A-R	100.00		6.0000000000		100.312500000%	AAA	AAA	N/A
Class II-A-1	9,652,000.00		5.5000000000		99.750000000%	AAA	AAA	N/A

(1) Notional amount.
(2) The interest rates for these classes of Certificates are variable and will be calculated as described in the Prospectus Supplement.

(b) The Offered Certificates shall have such other characteristics as described in the related Prospectus.

The Underwriter agrees, subject to the terms and conditions contained herein and in the Underwriting Agreement, to purchase the principal balances of the Classes of Certificates specified opposite its name below:

Series 2007-1 Designation	UBS Securities LLC ($)
Class I-A-1	38,527,000.00
Class I-A-2	38,527,000.00 (Notional amount)
Class I-A-3	45,000,000.00
Class I-A-4	66,323,000.00
Class I-A-5	11,963,000.00
Class I-A-6	28,257,000.00
Class I-A-7	2,565,000.00
Class I-A-R	100.00
Class II-A-1	9,652,000.00

Section 3. Purchase Price: The Purchase Price for each Class of the Offered Certificates shall be the Class Purchase Price Percentage therefor (as set forth in Section 2(a) above) of the initial Class Principal Balance thereof plus accrued interest at the applicable per annum Pass-Through Rate set forth in 2(a) above from and including the Cut-off Date up to, but not including, March 30, 2007 (the “Closing Date”).

Section 4. Required Ratings: The Offered Certificates shall have received at least the Required Ratings from Fitch, Inc. (“Fitch”), Standard & Poor’s Ratings Group, a division of The McGraw Hill Companies, Inc. (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”).

Section 5. Tax Treatment: One or more elections will be made to treat the assets of the Trust Fund as a REMIC.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the undersigned a counterpart hereof, whereupon this letter and your acceptance shall represent a binding agreement among the Underwriter, First Horizon Home Loan Corporation and the Company

Very truly yours,

UBS SECURITIES LLC

By:
Name:
Title:

By:
Name:
Title:

The foregoing Agreement is
hereby confirmed and accepted
as of the date first above written.

FIRST HORIZON ASSET SECURITIES INC.

By:
Name: Alfred Chang Title: Vice President

FIRST HORIZON HOME LOAN CORPORATION

By:
Name: Terry L. McCoy Title: Executive Vice President